UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 3, 2005

PINNACLE ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-13641	95-3667491
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Howard Hughes Parkway Las Vegas, Nevada	89109
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 784-7777

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

This Form 8-K/A amends and restates in its entirety the Current Report on Form 8-K filed by Pinnacle Entertainment, Inc. (the “Company”) on May 10, 2005, which reported that the Compensation Committee of the Board of Directors of the Company granted a non-qualified stock option to purchase 600,000 shares of the Company’s common stock to Daniel R. Lee instead of reporting that such option constitutes an incentive stock option to the maximum extent possible and the remainder is a non-qualified stock option.

Item 1.01. Entry into a Material Definitive Agreement.

On May 3, 2005, following the approval of the 2005 Equity and Performance Incentive Plan (“2005 Plan”) at the annual meeting of stockholders of Pinnacle Entertainment, Inc. (the “Company”), the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company approved stock option grants to certain executive officers and directors of the Company as described below.

The Compensation Committee granted a stock option to purchase 600,000 shares of the Company’s common stock to Daniel R. Lee, Chairman of the Board of Directors and Chief Executive Officer of the Company (which option constitutes an incentive stock option to the maximum extent possible and the remainder is a non-qualified stock option), and a non-qualified stock option to purchase 88,610 shares of the Company’s common stock to Wade W. Hundley, President of the Company. In addition, the Compensation Committee granted each of the following directors a non-qualified stock option to purchase 10,000 shares of the Company’s common stock: John V. Giovenco, Richard J. Goeglein, Bruce A. Leslie, James L. Martineau, Michael Ornest, Timothy J. Parrott, and Lynn P. Reitnouer.

Each stock option described herein was granted in accordance with the terms of the Company’s 2005 Plan. All such stock options vest ratably over a period of five years from the date of grant and are exercisable at a price of $14.70 per share, the closing price of the Company’s stock on May 3, 2005. Each option must be exercised no later than ten years from the date of grant. Each executive officer or director who has been granted a stock option under the 2005 Plan will enter into a stock option agreement with the Company related to such stock option grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC. (Registrant)

Date: June 10, 2005	By:	/s/ John A. Godfrey
John A. Godfrey
Executive Vice President, General Counsel and Secretary